EXHIBIT 10.34

CVR ENERGY, INC.
LONG-TERM INCENTIVE PLAN
PERFORMANCE UNIT AGREEMENT

THIS PERFORMANCE UNIT AGREEMENT (this “Agreement”), made as of the 19th day of December, 2013 (the “Grant Date”), between CVR Energy, Inc., a Delaware corporation (the “Company”), and the individual grantee designated on the signature page hereof (the “Grantee”).
WHEREAS, the Company has adopted the CVR Energy, Inc. 2007 Long Term Incentive Plan (the “Plan”) in order to provide an additional incentive to certain employees and directors of the Company and its Subsidiaries; and
WHEREAS, the Committee responsible for administration of the Plan has authorized the grant of an award to the Grantee as provided herein.
NOW, THEREFORE, the parties hereto agree as follows:
1.Grant of Performance Units.
1.1    The Company hereby grants to the Grantee, and the Grantee hereby accepts from the Company, 132,170 Performance Units on the terms and conditions set forth in this Agreement. Subject to the terms of this Agreement, each Performance Unit that has not been forfeited pursuant to Section 3(b) prior to December 31, 2014 (the “Vesting Date”) represents the right of the Grantee to receive a cash payment on the date specified in Section 4 equal to the product of (a) the sum of (i) the 10-day average closing price per share of CVR Refining, LP ("CVRR") for the first 10 trading days of December 2014 and (ii) the amount of dividends paid on a share of CVRR between the Grant Date and the last day of the 10-day period described in clause (a)(i) above and (b) the applicable Performance Factor (as defined below). Notwithstanding the foregoing, if at any time prior to the last day of the 10-day period described in clause (a)(i) above, the shares of CVRR cease to be publicly traded on either the New York Stock Exchange or NASDAQ, then upon the vesting of each Performance Unit, the Grantee will receive for each Performance Unit a cash payment equal to the product of (x) the sum of (i) the 10-day average closing price per share beginning on the day immediately prior to the first public announcement of the event causing the shares to no longer be traded on either the New York Stock Exchange or NASDAQ and (ii) the amount of dividends paid on a share of CVRR between the Date of Grant and the last day of the 10-day period described in clause (x)(i) above and (y) the applicable Performance Factor. Notwithstanding anything in this Section 1.1 to the contrary, the Committee reserves the right, in its sole discretion, to reduce the amount payable to the Grantee under this Agreement without regard to the actual performance of the Company or the Grantee.
1.2    This Agreement shall be construed in accordance with and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference). Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.
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2.    Performance Conditions.

(a)The performance conditions set forth on Schedule I hereto shall be applied during the period beginning on January 1, 2014 and ending on December 31, 2014 (the “Performance Cycle”) to determine the applicable Performance Factor (as set forth on Schedule I). The Performance Factor will apply separately to the Performance Units subject to each of the (i) Financial Objective, (ii) Operational Objective and (iii) Employee Health & Safety Objective (each as set forth on Schedule I, a “Performance Objective” and, collectively, the “Performance Objectives”), and will be determined as set forth on Schedule I.
(b)As soon as reasonably practicable after the Company’s performance results for the Performance Cycle are known, but in any event on or before the date on which bonuses with respect to calendar year 2014 are paid to the Company’s executives pursuant to the Company’s Performance Incentive Plan (the “PIP Payment Date”), the Committee shall determine and certify the extent to which the Performance Objectives were achieved and determine the Performance Factor for the number of Performance Units subject to each Performance Objective based on such achievement (the date of such certification, a “Certification Date”).
3.    Termination of Employment.
(a)In the event of the Grantee’s termination of employment with the Company, a Subsidiary or Division prior to the Vesting Date (i) by reason of his death or Disability, (ii) by the Company, a Subsidiary or a Division other than for Cause, or (iii) by the Grantee’s resignation for Good Reason, all Performance Units will remain outstanding, and amounts due to the Grantee, if any, with respect to such Performance Units to the extent provided in Section 1.1, will be paid pursuant to Section 4. As provided in Section 1.1, the Committee reserves the right, in its sole discretion, to reduce the amount payable to the Grantee under this Agreement without regard to the actual performance of the Company or the Grantee.
(b)In the event that the Grantee’s employment is terminated prior to the Vesting Date for a reason other than one described in Section 3(a) above, all Performance Units shall be forfeited immediately upon the Grantee’s termination of employment.
(c)To the extent any payments provided for under this Agreement are treated as “nonqualified deferred compensation” subject to Section 409A of the Code, (i) this Agreement shall be interpreted, construed and operated in accordance with Section 409A of the Code and the Treasury regulations and other guidance issued thereunder, (ii) if on the date of the Grantee’s separation from service (as defined in Treasury Regulation §1.409A-1(h)) with the Company, a Subsidiary or Division the Grantee is a specified employee (as defined Section 409A of the Code and Treasury Regulation §1.409A-1(i)), no payment constituting the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to the Grantee at any time prior to the earlier of (A) the expiration of the six (6) month period following the Grantee’s separation from service or (B) the Grantee’s death, and any such amounts deferred during such applicable period shall instead be paid in a lump sum to the Grantee (or, if applicable, to the Grantee’s estate) on the first payroll payment date following expiration of such six (6) month period or, if applicable, the Grantee’s death, and (iii) for purposes of conforming this Agreement to Section 409A of the Code, any reference to termination of employment, severance from employment, resignation from employment or similar terms shall mean and be interpreted as a “separation from service” as defined in Treasury Regulation §1.409A-1(h).

4.    Payment Date.
On or about the PIP Payment Date, but in any event prior to March 15, 2015, the Company will deliver to the Grantee the payment amount described in Section 1.1 in respect of each Performance Unit that has not been forfeited (the date of such payment, the “Payment Date”).
5.    Non-transferability.
The Performance Units may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated.
6.    No Right to Continued Employment.
Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Company, a Subsidiary or Division, nor shall this Agreement or the Plan interfere in any way with the right of the Company, a Subsidiary or Division to terminate the Grantee’s employment therewith at any time.
7.    Withholding of Taxes.
The Grantee shall pay to the Company, or the Company and the Grantee shall agree on such other arrangements necessary for the Grantee to pay, the applicable federal, state and local income taxes required by law to be withheld (the “Withholding Taxes”), if any, upon the vesting of the Performance Units. The Company shall have the right to deduct from any payment of cash to the Grantee an amount equal to the Withholding Taxes in satisfaction of the Grantee’s obligation to pay Withholding Taxes.
8.    Grantee Bound by the Plan.
The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.
9.    Modification of Agreement.
This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.
10.    Severability.
Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.
11.    Governing Law.
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.
12.    Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives.
13.    Resolution of Disputes.
Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.
14.    Stockholder Approval.
The grant of Performance Units pursuant to this Agreement is subject to the Plan and this grant of Performance Units being approved by the Company’s stockholders prior to the Payment Date in accordance with the requirements of Section 162(m) of the Code and the regulations promulgated thereunder (collectively “Section 162(m)”) such that the compensation paid pursuant to this Agreement will constitute “qualified performance-based compensation” under Section 162(m).
[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CVR ENERGY, INC.	GRANTEE
/s/ Stanley A. Riemann	/s/ John J. Lipinski
By: Stanley A. Riemann	Name: John J. Lipinski
Title: Chief Operating Officer

Schedule I

PERFORMANCE CONDITIONS

Performance Measure	Description of Performance Measure	Performance Levels
		Level of Attainment of Performance Objective	Performance Factor
Financial Objective: 30% of Performance Units
CVR Energy, Inc. Consolidated Adjusted EBITDA	EBITDA, adjusted to exclude the effects of extraordinary and non-recurring events and transactions.	a) Less than $800 million	a) 0%
		b) Greater than or equal to $800 million, but less than $850 million	b) 25%
		c) Greater than or equal to $850 million, but less than $900 million	c) 50%
		d) Greater than or equal to $900 million, but less than $950 million	d) 75%
		e) $950 million or more	e) 100%
Operational Objective: 50% of Performance Units
CVRR Reliability Measures	Crude throughput, average barrels per day, adjusted to exclude the effects of extraordinary and non-recurring events and transactions.	a) Less than 177,000 barrels per day	a) 0%
		b) Greater than or equal to 177,000 barrels per day, but less than 182,000 barrels per day	b) 70%
		c) 182,000 barrels per day or more	c) 100%
Environmental Health & Safety Objectives: 20% of Performance Units
CVRR EH&S (15% of the Performance Units)	Aggregate EH&S Results for 2014, based on the performance of the individual components set forth on Exhibit A.	a) Less than 20%	a) 0%
		b) 20% or more	b) 100%
UAN EH&S (5% of the Performance Units)	Aggregate EH&S Results for 2014, based on the performance of the individual components set forth on Exhibit A.	a) Less than 20%	a) 0%
		b) 20% or more	b) 100%

Exhibit A

EH&S Components

A-1